Exhibit 99.1

CORPORATE PARTICIPANTS
Jon Stanner Strategic Hotels & Resorts, Inc. - SVP, Capital Markets, Acquisitions & Treasurer
Rip Gellein Strategic Hotels & Resorts, Inc. - Chairman & CEO
Diane Morefield Strategic Hotels & Resorts, Inc. – EVP/CFO

CONFERENCE CALL PARTICIPANTS
Bill Crow Raymond James & Associates - Analyst
Shaun Kelley Bank of America Merrill Lynch - Analyst
Jeff Donnelly Wells Fargo – Analyst
Ian Weissman – Credit Suisse - Analyst
Ryan Meliker Canaccord Genuity - Analyst
Wes Golladay RBC Capital Markets - Analyst
Chris Woronka Deutsche Bank - Analyst
Lukas Hartwich Green Street Advisors - Analyst
Rich Hightower Evercore ISI - Analyst

PRESENTATION

Operator
Good day, ladies and gentlemen, and welcome to the Q2 2015 Strategic Hotels & Resorts earnings conference call.

At this time all participants are in listen-only mode. We will conduct a question-and-answer session towards the end of the conference call. (Operator Instructions). As a reminder, this call is being recorded for replay purposes.

Now I would like to turn the call over to Jon Stanner, Senior Vice President, Capital Markets, Acquisitions and Treasurer. Please proceed sir.

Jon Stanner - Strategic Hotels & Resorts, Inc. - SVP, Capital Markets, Acquisitions & Treasurer

Thank you. Good morning, everyone. Welcome to the Strategic Hotels & Resorts second quarter 2015 earnings conference call. Our press release and supplemental financials were distributed earlier this morning and are available on the Company's website in the Investor Relations section. We are hosting a live webcast of today's call, which can be accessed by the same section of the site with the replay of today's call also available for the next month.

Before we get underway, I'd like to say that this conference call will contain forward-looking statements under federal securities laws. These statements are based on current expectations, estimates and projections about the market and the industry in which the Company operates, in addition to management's beliefs and assumptions. Forward-looking statements are not guarantees of performance, and actual operating results may be affected by a wide variety of factors. For a list of these factors, please refer to the forward-looking statement notice included within our SEC filings. In the press release and supplemental financials, the Company has reconciled all non-GAAP financial measures to the directly comparable GAAP measures in accordance with Reg G requirements.

I would now like to introduce the members of the management team here with me today. Rip Gellein, Chairman and Chief Executive Officer, and Diane Morefield, our Chief Financial Officer. Rip.

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Thank you, Jon. Good morning, everyone. The second quarter for Strategic was another very productive quarter for our team. We produced solid top-line and excellent bottom-line growth despite some headwinds specific to the second quarter for a few of our assets.

We were very active during the second quarter and continue to be so far in the third quarter, executing nearly $2 billion of transactions, including the sale of a non-core asset in the Hyatt La Jolla, the purchase of another wonderfully located luxury asset in the Four Seasons Austin, as well as significantly improving the quality of our balance sheet which Diane will cover in more detail in a minute.

During the call, I will spend some time discussing what we saw from an operating perspective in the quarter and how we are interpreting the industry's slightly slower results in the second quarter and any potential impact on the second half of this year and into 2016. I will also talk about our recent announcement regarding our acquisition of the remaining interest in the JW Marriott Essex House for an implied valuation of just over $750,000 per key for one of the best located assets in New York.

In addition to talking about our balance sheet initiatives, Diane will talk about our results in more detail, as well as provide details on our updated guidance ranges for 2015, which have been adjusted to reflect our year-to-date performance, our outlook for the remainder of the year and our recent transaction activity.

As you are all aware, there was a recently published article and numerous analyst reports speculating on the future of the Company. Before I continue our formal remarks on the quarter, I want to note that it is a matter of Company policy, we do not comment on any market rumors and will not answer any questions regarding such market rumors. I thank you in advance for respecting our wishes in that regard.

In terms of results, we had a solid second quarter as average rates increased 5.9% offsetting a small decline in occupancy to yield a 4.3% increase in RevPAR for our Total U.S. portfolio. Total RevPAR for the quarter increased roughly 2% as our non-rooms revenue declined marginally year-over-year, primarily as the result of a slight decline in occupancy, particularly in group room nights, but also due to a couple of difficult year-over-year comparisons which we'll discuss in more detail.

Our top-line growth in the quarter largely mirrored what the broader industry experienced; coming in slightly below our expectations going into the quarter and clearly short of the robust growth we experienced in the first quarter when RevPAR in our portfolio increased over 12%.

In light of these results in some of the commentary provided by our peers, we've been very thorough in our efforts to determine if this is a discernible trend into a lower RevPAR growth environment or merely a one quarter soft patch similar to what we experienced at the end of the second quarter and beginning of the third quarter of last year when the timing of the World Cup coincided with a noticeable but temporary slowdown in luxury lodging demand.

In short, our view is that the trend feels more like the latter as all of our production metrics remain quite strong and, in fact, accelerated in the second quarter and our pace numbers looking into 2016 are very promising.

Let me give you a couple of examples.

First, our group room night production through the end of June was the best we've seen in the last five years as we've booked nearly 50,000 more group room nights for all future periods across the portfolio compared to the same time last year. This production was 20% greater than the four year average production for the same period. This is even more impressive given the headwinds we have in San Francisco with the Moscone Center renovation and expansion impacting group bookings in the city through 2018 and specifically impacting our Westin St. Francis, which is our largest group hotel.

Group pace for our portfolio for 2016 is trending very favorably with definite room nights on the books up over 53,000 room nights, or nearly 13%, compared to the same time last year. Rates on those rooms are up nearly 2.5% resulting in our group room revenue pace being up over 15% for 2016.

Naturally, we expect this pace to moderate as we progress through the rest of the year and into next year, but nonetheless these metrics represent our strongest July pace for the following year we've seen this upcycle.

While our group strength for next year is broad based, we are expecting to have a particularly strong year at the Fairmont Scottsdale Princess, the Hotel del Coronado and the InterContinental in Miami; hotels in which we have some of our largest exposure to group business.

While second quarter results for the industry have generally come in below expectations, there were plenty of positives in our portfolio. Three of our hotels achieved double-digit RevPAR growth in the quarter, led by the Four Seasons in Jackson Hole which had a 17.5% increase in RevPAR driven by a 15.5% increase in average rate.

The Four Seasons Silicon Valley increased RevPAR by 13.4% as our ongoing pricing strategy there continues to yield impressive results.

The Hotel del Coronado grew RevPAR over 10% as the hotel increased occupancy 8 percentage points year-over-year, primarily the result of the implementation of a new and very successful revenue management strategy.

Portfolio wide, we sacrificed some occupancy for higher rates, which was again led by a very healthy 7% increase in transient ADR compared to the second quarter of 2014.

We did experience a couple of hotel-specific, group demand shifts that impacted our occupancy and, with a relatively small portfolio, we are vulnerable to certain one-time, non-repeat or extraordinary events having an impact on our overall portfolio occupancy.

We had several of these in the second quarter of this year, and they combined to produce the majority of our year-over-year decline in occupancy and help explain some of the perceived softness in our top-line results.

First, at both the Montage Laguna Beach and the Fairmont Scottsdale Princess, we had multiple large groups in the second quarter of 2014 that did not repeat in the second quarter of this year. At the Montage, we were down almost 2,900 room nights as a result of two significant non-repeat corporate groups which reduced occupancy by over 9 percentage points for the quarter.

Occupancy declined over 8 percentage points at the Fairmont Scottsdale Princess in the quarter primarily as a result of two unexpected cancellations, which were clearly one-off in nature. One, I think was due to a company being sold and the second to a CEO having a different situation that caused him to cancel the meeting. We also lost a 2,800 room night group that simply outgrew the hotel.

However, as many of you know, we've already broken ground on a 100 guestroom expansion at the Fairmont Princess, and this is the type of group we are optimistic we will be able to capture with more guestrooms and our already best-in-market meeting facilities. And, in fact, we are already in conversation with this group for a return in 2017 and 2018.

In addition, Southern California also suffered from unseasonably poor weather in May and June which disrupted some leisure transient business at our resorts.

In addition to the occupancy decline at the Montage, we lost a couple of points of occupancy at the Ritz-Carlton, Laguna Niguel and at the Loews Santa Monica.

As you'll recall, these same resorts were the beneficiary of excellent weather in Southern California and very poor weather in the Northeast and the Midwest in the first quarter.

Our Four Seasons in Austin was also impacted by the flooding that occurred in that market at the end of May, shortly after we acquired the hotel.

Thus, Mother Nature can be a tailwind one quarter and a headwind the next, and this quarter happened to be the latter.

Finally, we have now completed what is a major upgrade to the pool area at the Loews Santa Monica which not only caused some disruption in the quarter but also created a bit of an echo effect as Trip Advisor reviews warned guests of noisy work even after our renovation was completed. This clearly impacted occupancy during the quarter which declined roughly 3.5 percentage points year-over-year. We are happy to report that we're reversing this trend as RevPAR increased over 6% in June and our market penetration is showing great improvement in July.

These are all three examples of what we would characterize as temporary disruptions in our business and not indicative of any macro trend of slowing demand growth. To the contrary, we continue to believe demand growth will outpace supply growth over the medium term in most markets in which we compete and that our best-in-class portfolio is uniquely positioned to continue to reap outsized benefits.

However, we are keeping a very watchful eye on the supply pipeline, particularly in certain markets such as New York, Chicago, Miami and Austin.

In terms of guidance, while we remain bullish long-term on the state of the industry, we did narrow and lower the midpoint of our full year RevPAR and Total RevPAR guidance ranges as a result of the slower than expected second quarter and a slightly more cautious outlook on a couple of hotels in the second half of the year.

Diane will walk you through the details of all of our guidance ranges, but we have lowered our RevPAR growth guidance range to 5.5% to 6.5% for the year -- a reduction of 100 basis points at the midpoint -- and our Total RevPAR growth guidance range to 4% to 5%.

The midpoint of our RevPAR guidance range is 6%, which we believe is still very healthy growth six years into a cycle and remains above most, if not all, of the midpoints of our peers' ranges.

Let me walk you through the main drivers of our reduction of RevPAR growth guidance from when we reported our first quarter results.

First, for the entire portfolio, our room revenue forecast for the full year has come down only a little over $5.5 million, which on a full year forecast of over $700 million of room revenue, is less than a 1% reduction.

The shortfall is split fairly evenly between the softness we described in the second quarter and a reduction in our third quarter forecast that's primarily concentrated to two hotels -- the Four Seasons in Washington, D.C. and the Westin St. Francis in San Francisco.

We've spoken previously about the impact of the Moscone Center renovation and our group pace at the Westin St. Francis for the back half of the year is down 25%. Keep in mind we are coming off a particularly difficult comparison to the third quarter last year when the 1,200 room hotel ran a remarkable 95% occupancy for the quarter.

We have a similarly difficult comparison in the back half of the year at our Four Seasons in Washington, D.C. as the city hosted both the African Summit and the IMF meetings last year, which generated tremendous demand for our hotel and room rates well over $1,000 a night.

We anticipated being able to fill in a portion of this business over the summer and some of it simply did not materialize, including a large foreign delegation that decided not to come to the U.S. at the last minute for various political reasons.

The fourth quarter is still essentially in line with our previous forecast and, as I mentioned, our forward-looking indicators into 2016 are outstanding.

Despite the reduction in our top-line guidance, we are maintaining our margin expansion guidance as a reflection of the tremendous job our team has done with holding expenses down and, importantly, we are raising the midpoints of our Comparable EBITDA and FFO ranges where the benefits of our recent transactions and balance sheet activity have more than offset any shortfall from operations.

Before I turn the call over to Diane, let me spend just a couple of minutes on our recent announcement of the acquisition of our partner’s interest in the JW Marriott Essex House and our views on the New York market generally and that hotel specifically.

As most of you are aware, KSL, our former partner in the joint venture, had a contractual put option for their equity position in the hotel that entitled them to an 8% compounded annual return. That option was set to expire in September, and they elected to exercise their put in late July.

Pursuant to the terms of the joint venture agreement, we will issue them approximately $85 million of stock priced at $12.82 per share as calculated by the 20-day VWAP as of the day we received the notice. This implies a gross valuation for the asset of approximately $398 million. We currently own 514 hotel keys and three additional condo units that are being held for potential sale and that we value at approximately $6.3 million.

We also have a little over $2 million of cash left in the JV so the net valuation attributable to the hotel equates to about $389 million or approximately $760,000 per hotel key, which we believe compares quite favorably to some of the other high-profile and very low cap rate transactions we've seen in the market recently such as the Park Hyatt, the Baccarat, the Waldorf Astoria and the New York Palace. And, of course, none of these hotels have our prime location right on Central Park South.

While the cash flow of the property has not ramped up as quickly as we would have liked, and admittedly not as quickly as we initially underwrote, we've made considerable progress at the hotel. EBITDA for 2015 is forecasted to be approximately $17.5 million, which is over a six fold increase from what the hotel earned when we first acquired it back in September of 2012.

We have improved the efficiency of the hotel which has helped increase operating margins by over 1,100 basis points over that same period. And, of course, we're still the beneficiary of our agreement with Marriott which guarantees $21.5 million of NOI annually.

As you all know, New York has been a challenged market the past couple of years and has continued to lag in the first part of this year as RevPAR for Manhattan was down a little over 2% in the quarter after being down roughly 4% in the first quarter. Despite the market conditions, the Essex House grew RevPAR roughly 1% in the second quarter and is roughly flat year-to-date, which is an encouraging performance in an otherwise sluggish market.

Longer-term, we continue to be big fans of the New York market and specifically our unique and very well located hotel.

With that, let me turn it over to Diane to walk through the quarter and balance sheet in more detail. Diane.

Diane Morefield - Strategic Hotels & Resorts, Inc. – EVP/CFO

Thank you Rip. Good morning everyone.

As reported, our second quarter Comparable EBITDA was $88.4 million compared with $68.9 million in 2014, a 28.3% increase. Our FFO per share of $0.25 for the quarter was a 19% increase as compared to the second quarter of last year.

These metrics were generally in line with consensus estimates and our expectations going into the quarter.

Net income for the second quarter included an approximate $40 million gain related to the sale of the Hyatt Regency La Jolla, which was partially offset by a $34 million loss on the early extinguishment of debt related to the defeasance penalty we incurred on the early repayment of the Westin St. Francis and Fairmont Chicago mortgage loans.

We also took a $10.4 million impairment during the quarter to write down the carrying value of the Marriot Lincolnshire Hotel. As we've discussed on previous calls, this hotel is non-core and we formally engaged a broker to market the hotel. As a result, under accounting rules, we have deemed our hold period to have shortened and are required to take an appropriate impairment.

We continue to work through the marketing process and will update you as we make progress on the sale of this asset.

These one-time charges have been excluded from our Comparable EBITDA, FFO and FFO per share metrics, consistent with our past reporting guidelines and standard practices within the REIT industry.

As Rip mentioned, a 6% ADR increase in the quarter was the main driver of our top-line results.

Transient rates increased 7% in the quarter led by our urban hotels, and particularly at the Fairmont Chicago and Westin St. Francis, where strong compression from group business allowed us to push transient rates 23% and 9%, respectively, during the quarter.

Group rate in the quarter increased just under 5% for a Total Portfolio as all but one hotel saw an increase in group rate year-over-year.

Occupancy declined across the portfolio marginally, and as Rip mentioned, this is almost entirely attributable to a few hotels with several non-repeat large group events that took place in the second quarter of 2014 and were not backfilled this year.

For the Total portfolio, occupied room nights declined by about 8,000 rooms year-over-year and almost 7,400 of those nights can be explained by the two cancellations and the one non-repeat group at the Fairmont Scottsdale Princess and the two non-repeat groups at the Montage Laguna Beach.

As a result, Total RevPAR increased 2% for the quarter as non-rooms revenue was essentially flat year-over-year.

EBITDA margins expanded 40 basis points year-over-year when you adjust for certain one-time real estate charges and credits in both the second quarter of last year and this year.

Our $496 Total RevPAR for the quarter has almost doubled the $259 RevPAR we achieved in our Total U.S. portfolio. We continue to believe that EBITDA per available room is another meaningful way to evaluate our results, and for the quarter we translated a roughly $260 RevPAR into $133 EBITDA per available room, which is easily the highest profitability per room among our peer group.

As we did last quarter, we reported our results for both the Total U.S. portfolio, which does include the three assets we acquired since late 2014 and early 2015, which are the Four Seasons in Troon Scottsdale, the Four Seasons in Austin and the Montage Laguna Beach. And we also report our Same Store portfolio, which excludes these three hotels.

Our performance between those two portfolios were largely in line, although our Same Store portfolio performed slightly better during the quarter with RevPAR growth of 4.8%, or 50 basis points higher than our Total portfolio, which, as mentioned, was largely impacted by the weather in both Laguna and Austin.

Finally, our year-to-date metrics are very strong. For our Total U.S. portfolio, RevPAR increased 7.2% compared to the first six months of last year and EBITDA margins expanded 140 basis points, again after adjusting for certain one-time items in both quarters.

As Rip mentioned, we've significantly improved our balance sheet during the second quarter through the initiatives we previewed during our first quarter earnings call.

During the quarter we closed on a new and significantly upsized five-year, $750 million unsecured credit facility that consists of a $450 million revolver and a $300 million term loan that was fully funded at closing. The facility has an accordion feature that allows us to expand it up to $1 billion of capacity and is currently supported by a pool of nine unencumbered assets.

We also improved the pricing on the facility with the revolver now priced at LIBOR plus 165 basis points and the term loan priced 5 basis points inside of that, compared to the previous credit facility which accrued interest at LIBOR plus 200 basis points.

We simultaneously closed on a seven-year, $115 million term loan secured by the Ritz-Carlton Half Moon Bay priced at LIBOR plus 240 basis points. This loan is structured to be repayable at any time and gives us another tranche of flexible debt that can be paid off with available cash flow over time.

We also repaid the cross-collateralized loans encumbering the Westin St. Francis and Fairmont Chicago which totaled a little over $300 million in principal and were priced at an above-market fixed interest rate of 6.09% and were set to mature in 2017.

This required us to make a $33 million yield maintenance payment, which was essentially a prepayment of interest, and will ultimately be recouped through lower interest expense over the next several years. And, again, it unencumbered two very large assets for us.

In total, our balance sheet activity will save the Company approximately $12 million in annualized interest expense and nearly $6 million for the second half of this year. Our balance sheet is in excellent shape, and we've created significant financial flexibility with our now nine unencumbered assets, which is over half of our portfolio.

Our leverage on a Net Debt to EBITDA basis is forecast to be in the 4.5 to 5.0 times range at year-end. Over an 18-month period we have taken advantage of the very attractive capital markets and refinanced nearly every piece of debt on our balance sheet and also eliminated our legacy high-interest rate swap portfolio.

This has helped reduce all our borrowing costs by approximately 240 basis points, which on $1.8 billion of total debt, saves the Company over $40 million in annualized interest expense.

In addition, that doesn't account for the previous redemption of the nearly $290 million of preferred equity which saved the Company another $24 million annually.

As a result of our comprehensive balance sheet strategy, our annual weighted average cost of debt and preferred equity has been reduced by over 4% since the beginning of 2014.

We have also lengthened our average debt maturity by over 1.5 years over that same period to roughly five years.

We have smoothed our debt maturities across multiple years and have no debt maturing until 2018, which is a CMBS loan on the Del which we will likely refinance and extend that maturity well beyond 2018.

We currently have $34 million drawn on the revolving credit facility and over $425 million of liquidity.

From a transaction perspective, during the quarter we closed on the disposition of the Hyatt Regency La Jolla for $118 million. We previously owned a 53.5% interest in the asset in a joint venture with GIC. In connection with the sale, the joint venture retired $89.2 million of debt secured by the hotel, and we used our excess proceeds to reduce outstandings on the Company’s revolving credit facility.

We also closed on the acquisition of the Four Seasons in Austin for a gross purchase price of $197 million, which represents roughly a 6.5% cap rate on our forecasted 2015 NOI.

And, again, last week we announced that KSL exercised their put option for their ownership interest in the Essex House, which eliminates our last remaining hotel joint venture and further simplifies our balance sheet.

Rip covered the details of this transaction, and we are pleased to own 100% of the JW Marriott Essex House, which has significant upside.

Turning to guidance, yesterday we narrowed our full year guidance ranges for RevPAR and Total RevPAR growth to 5.5% to 6.5% and 4% to 5%, respectively. Rip outlined the key drivers of the reduction of our top line metrics, but we still feel very good about the year and the 6% midpoint of our projected RevPAR growth represents very attractive growth.

We are maintaining our EBITDA margin expansion guidance range to between 125 and 175 basis points as our flow through remains quite strong and our expense control systems continue to mitigate expense creep.

We actually increased the midpoint of our Comparable EBITDA and FFO per share ranges to account for a revised forecast and our recent transaction activity.

We have been fairly active so let me walk you through the components of how guidance has changed since we reported our first quarter results.

From an EBITDA perspective, our second quarter results and forecast for the remainder of the year are decreased by approximately $2.5 million, which is more than offset by the addition of just under $5.5 million for the remainder of the year of incremental EBITDA forecasted to be earned at the JW Essex House as the result of our buyout of KSL's equity ownership.

We also increased our FFO forecast roughly $7 million as a result of lower interest expense achieved from the refinancing activity we just described, which is just slightly offset by the incremental interest we'll recognize from the Essex House loan for the remaining 49% share we now own.

Finally, our share count will increase by roughly 6.6 million shares as a result of the KSL equity buyout.

So we have narrowed and raised the midpoint of our Comparable EBITDA range to $325 million to $340 million, and revised our FFO per share range to $0.88 to $0.94 per share.

I think it's important to point out that when we provided our original guidance at the beginning of the year, our guidance range for EBITDA was $300 million to $320 million and our FFO per share was $0.77 to $0.85 per share. So the lower end of our current guidance ranges are now actually above the high end that we forecasted for those metrics at the start of the year.

With that, we'll now open the call to questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Your first question comes from the line of Bill Crow, Raymond James. Please proceed.

Bill Crow - Raymond James - Analyst

I appreciate all the detail on the specific challenges you faced in the quarter. Let me ask you on the Essex House transaction. Any consideration to utilizing that put option as kind of a motivating factor to market the hotel as a whole? As you said, there have been some sales at some pretty high price points, low cap rates. And then as a second part of that question, how do you think about issuing stock in the 12s when it's below NAV, and certainly I would say below where the Street views the fair market value of the Company?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Interesting, two different questions. Obviously, owning all of the Essex House, we think is good on two fronts. One is, we think it's a wonderful, well-located hotel and has big upside; and the second is if someone were to come along and want to pay a big price for it, then that's something we're always open to if that were to materialize and, obviously, there have been some big transactions. So we'll see. But we do like owning the whole thing, so we're very pleased with that.

And then as it relates to issuing equity in the 12s, I think we would be hesitant to do that for the reasons that you just mentioned.

Diane Morefield - Strategic Hotels & Resorts, Inc. – EVP/CFO

The VWAP of $12.82, obviously that was just contractual. So it's issued at what the contract called for. Another way to think about it is there's no cost to issuing it at the $12.82. If you were to do a marketed deal, arguably, it would be a 5% to 6% discount between banker fees, so on a gross basis that would represent something more like $13.50 a share.

Bill Crow - Raymond James - Analyst
Diane, was it contractual that it had to be done in stock or was there an option to do --

Diane Morefield - Strategic Hotels & Resorts, Inc. – EVP/CFO

Yes.

Bill Crow - Raymond James - Analyst

Okay, okay, great.

Diane Morefield - Strategic Hotels & Resorts, Inc. – EVP/CFO

It was contractual to be all stock.

Bill Crow - Raymond James - Analyst

Okay. And then if you could just update us, you've done a tremendous job with the balance sheet. You quantified the cash savings, and it has yet to translate into a dividend for shareholders, and I understand that the acquisition opportunities were more appealing. But can you just give us -- and I know it comes up every quarter -- but can you give us your latest thoughts on the dividend?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

They really haven't changed, Bill. We talk about delevering being job one. We're now in the mid to high 4s, if you will. Our goal would be to be a bit lower than that. So my guess is job one is to delever, job two is if, in fact, there are additional opportunities that are out there, that we've obviously been pleased to access in the last couple of years. And then the third one is the dividend. It seems like our shareholders are very supportive of that strategy. So there's no question we get there, but I think we're still a little ways away and, as you know, we've got the NOLs that shelter us from needing to do it.

So my guess is we're probably focused a little bit more on job one and job two still, but we'll get there.

Bill Crow - Raymond James - Analyst

The last question from me, and thanks for that, Rip, is just the balance between fixed rate debt and floating rate debt and maybe, Diane, your philosophy on where that should be ultimately as we head toward the back end of the cycle?

Diane Morefield - Strategic Hotels & Resorts, Inc. – EVP/CFO

Obviously, given that we paid off particularly the Westin St. Francis and Fairmont Chicago, which was 6 rate, we are now skewed to a more floating rate. However, at an over 6% interest rate, we just felt it was wise to early retire that debt. So now we are around the 25% 6, 75% floating.

As Rip mentioned, from cash flow we'll probably pay off the line and some of the floating rate debt that's fully pre-payable. So we like having floating rate debt. I think generally we're comfortable in the 50-50 range or it might go slightly above that given we're still in a low interest rate environment. So we are very seriously looking at whether we refinance the Del with fixed rate given that's a large floating rate piece of debt, or just fix a higher level of our debts synthetically by putting in interest rate swaps, fixed interest rate swap. We were kind of burned by that strategy the last time, but it's a very different interest rate environment today. So we're seriously looking at various options there to increase our fixed-rate exposure.

Operator

Your next question comes from the line of Shaun Kelley, Bank of America Merrill Lynch.

Shaun Kelley - Bank of America Merrill Lynch - Analyst

I just wanted to ask about some of your urban versus your resort market exposures. So you guys have a few different things on -- particularly on some of the resort side and just was kind of curious -- did you see any noticeable difference in demand trends either between those two sub-markets or between what you saw in those types of hotels in the second quarter versus the first?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Well, you know, it's interesting. As we have those discussions, we have a relatively small portfolio so I don't know that there are huge trends there, and, clearly, we've been very pleased with the resort results. Other than with the weather-related issues in California, our resorts have really done quite well. New York has been challenged.

The Westin St. Francis in the second quarter had a very good quarter. So it's very asset-specific more than it is particularly resort and urban I think is the way we would say that.

Shaun Kelley - Bank of America Merrill Lynch - Analyst

Got it. And just a follow-up one and pretty specific, but could you remind us, is the Essex House a unionized hotel?

Diane Morefield - Strategic Hotels & Resorts, Inc. – EVP/CFO

Yes. Yes, it is.

Shaun Kelley - Bank of America Merrill Lynch - Analyst

Great. You did mention both where the guarantee is and where the property is I think forecasted for the year -- any directional sense on where you think you can get that up to -- kind of ballpark for us?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Well, I think that, long run, we truly believe that the hotel will perform above the Marriott guarantee. It's going to take a little longer than we thought to get there, but, in fact, we believe that this hotel in this location, as we reported in the formal remarks, we've even seen some RevPAR growth in a RevPAR declining market.

So we think that the hotel is getting some traction, and we believe that it will perform above the Marriott guarantee long run.

Operator

Your next question comes from the line of Jeff Donnelly, Wells Fargo.

Jeff Donnelly - Wells Fargo - Analyst

I hate to lead with a question on Lincolnshire, but I missed your remark. Do you have a sense of the timing there? I missed your comments, Diane.

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

It's being marketed. We've said it's being marketed. I think we're making progress, Jeff. We'll announce it when it's done, but we are focused on marketing that hotel.

Jeff Donnelly - Wells Fargo - Analyst

Okay. And concerning the put option, I'm just curious why do you think KSL opted to exercise its put option? Just because it strikes me that their economic interest would have been better if they retained the minority interest of the asset versus converting your common stock. Just given where asset prices seem to be in New York. I wasn't sure if you might have a view on that?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

No, we're not in KSL's head at the moment. I think that, sort of the more obvious potential is that they are shorter-term holders than a REIT. So they might have had other uses for the capital. We're not, obviously, in their business, but that could potentially be one reason. But other than that, the put was, in fact, going to expire in September so they obviously thought it was in their best interest to exercise the put in July.

Jeff Donnelly - Wells Fargo - Analyst

Okay. Maybe switching gears, given where transaction prices are in the market and consummated as well as rumored for hotels around the country can you maybe just help us understand how you were thinking about where you see the public market value for your assets versus what you're seeing in the private markets? I know you're not going to be able to give people a specific figure. I guess I'm just curious, is there, sort of, a range of discounts that you think you trade at versus private market or are there certain transactions out there that weigh heavily on your thinking that you think kind of relate well to Strategic's portfolio?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Well, we really don't comment on our internal view of NAV. I mean, obviously, we look at the same transactions that you do, so when we see transactions in New York, we believe that acquiring the Essex House at $750,000 or $760,000 a key given the transactions, that's very positive. It's a longer-term road there to get to maximize the value of that asset, but we do like the comps in the marketplace.

So it's really city-by-city, and we'll see. We won't comment on the NAV overall.

Jeff Donnelly - Wells Fargo - Analyst

Okay. And maybe just one last question since you are sort of buttoning up a lot of the issues like Lincolnshire. Where do you stand with Hamburg? It's another small one.

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Very close.

Diane Morefield - Strategic Hotels & Resorts, Inc. – EVP/CFO

And very small.

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

It's a very small -- it's a sandwich lease, but we're working on moving that out. So we hope to have some information for you in the near future.

Operator

Your next question comes from the line of Ian Weissman, Credit Suisse.

Ian Weissman – Credit Suisse – Analyst

Hi, guys, this is Chris for Ian. I'm just trying to get a sense of a cleaner RevPAR growth number. When you look at the back half of 2015, can you talk about the year-over-year impact of renovations and what those renovations are having on RevPAR growth?

Diane Morefield - Strategic Hotels & Resorts, Inc. – EVP/CFO

Well, displacement for the year was probably about $4 million in revenue and a couple million in EBITDA. Obviously, we announced that Loews is in the fourth quarter, and we're starting the Washington, D.C. rooms renovation as well. Some of it is still hitting the back half of the year.

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

But it's relatively modest.

Ian Weissman – Credit Suisse – Analyst

Okay, so the year-over-year impact isn't too large?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Correct.

Ian Weissman – Credit Suisse - Analyst

Okay, and then just getting back quickly on prepaying these 2017 maturities. If we were to think about the timing of why you're doing that now is that maybe to offset some of the softness in the core operations or did you see it was a good ROI investment on that $33 million prepayment penalty? Or does it potentially make assets a little bit easier to trade? Is it all three of those or what was the primary motivation there?

Diane Morefield - Strategic Hotels & Resorts, Inc. – EVP/CFO

It wasn't really related to anything to operations. I think we really outlined this on the first quarter call as well. We stepped back at the beginning of the year, and even though we didn't have any maturities until 2017 at that point, given we were paying the Fairmont Scottsdale Princess debt off with cash that matured earlier this year, we thought it's still a great capital market, it's still low interest rates, still a lot of availability for our attractive debt structures on high-end hotels.

And at that point we were still a completely secured borrower, which our line was even secured by assets. So we stepped back and said what can we do to really push out maturities and become more of an unsecured borrower? So paying off the Westin St. Francis and the Fairmont Chicago early was part of that, given those were mortgage loans and very large assets.

And we knew, overall, we were going to significantly reduce the cost of our debt. So it was really just a comprehensive balance sheet strategy completely unrelated to anything going on in the operating side of the business. And, again, it does free it up. If, at some point, we decided to market the Fairmont Chicago, now having it unencumbered gives us a lot more flexibility.

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

But, overall, it was a way to reduce our costs, going forward, in a material way at a great time when interest rates were quite low. So we were very pleased with the execution.

Operator

Your next question comes from the line of Ryan Meliker, Canaccord Genuity.

Ryan Meliker - Canaccord Genuity - Analyst

Just a couple of clarifications and then one question. Most of mine have been answered. Rip, with regards to the group production numbers that you talked about. Obviously, those are very attractive. Was that for the month of June or for the entire second quarter?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

It's year-to-date.

Ryan Meliker - Canaccord Genuity - Analyst

Oh, year-to-date, okay. So year-to-date you're up 50,000 rooms, great.

And then with regards to the put option with KSL -- was the put option specific for stock or was OP units an option? It was just a little surprising to see private equity take the tax event of stock if OP units were an option.

Diane Morefield - Strategic Hotels & Resorts, Inc. – EVP/CFO

It is stock.

Ryan Meliker - Canaccord Genuity - Analyst

Okay, that's helpful. And then the third point I wanted to make or comment was, so we keep hearing about all the foreign capital chasing US trophy assets. You guys have obviously found a few good acquisitions to make throughout the first half of this year. Does that dynamic shift in the back half of this year? And in the next year do you think you're more of a net seller than a net buyer given the level of foreign capital chasing these assets?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Well, we're always open to foreign capital paying a really advantageous price. So I think that we're quite open to that. We are likely cautious about additional acquisitions. We'll do it if we think we can add substantial value to it, but I think you're probably right that we're not as optimistic, if you will, or aggressive in the acquisition market at this stage. Although we're looking at several, but we'll be pretty careful at this point.

Operator

Your next question comes from the line of Wes Golladay, RBC Capital Markets.

Wes Golladay - RBC Capital Markets - Analyst

When you look at the second half guidance, how are you seeing that shape up among the various segments? You mentioned group production was pretty strong, so I would imagine group might be incrementally better. Would that imply you're seeing some weakness in transient right now or am I reading too much into that?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

No, it's really -- you know, we've got some softness, as we said, in San Francisco, and that really is group driven. So I think that the transient market has held up pretty nicely. You've also got some softness in D.C. from a group perspective year-over-year because of the IMF that we talked about.

So I'd say that if there was softness for us, it's more on the group side in the back half of the year. But, having said that, we gave you some pretty aggressive numbers for forward-looking group business into 2016, especially, we said at the Fairmont Scottsdale Princess, and at the Del and in Miami. So we're seeing good group in 2016 and beyond. But the third and fourth quarters, especially the third quarter, is where we've got some softness is in those two assets, and it's mostly group-focused.

Diane Morefield - Strategic Hotels & Resorts, Inc. – EVP/CFO

Yes, I think to give color for the full year, earlier in the year we were projecting that our total group room nights would be about 20,000 higher than our actual group room nights in 2014. We are now forecasting it to basically be flat to last year. So you know, the infamous itty fitty didn't pan out quite as high as we thought it would this year and that ripples through the revised guidance as well as Total RevPAR. And, again, part of it we experienced in the second quarter and some of it will be in the second half of the year.

Wes Golladay - RBC Capital Markets - Analyst

Okay, and then looking at that pace for next year, you mentioned room rates are about 2% higher. Are you going to get, I guess, better terms on total spend, or is this more of a mix shift more association in this pace right now that's bringing the room rate to only about 2%.

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Well, we're very pleased with both the velocity and the volume of group room nights being up and getting the 2.5% rate increase. So we're up on a pace standpoint 15%, which is pretty healthy. From a group spend perspective, I don't think we're seeing it trend down, but I'm not sure that, you know, it's about the same. So from a contract standpoint and, obviously, what we saw in the first quarter was groups spending above and beyond their contract. But that tends to be short-term experience for us, so we'll see what happens when they show up.

Wes Golladay - RBC Capital Markets - Analyst

Okay, thanks a lot, and that's a great pace for next year.

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

It is, thanks.

Operator

Your next question comes from the line of Chris Woronka, Deutsche Bank.

Chris Woronka - Deutsche Bank - Analyst

I just wanted to follow-up a little bit on the group mainly in the second quarter but also for the third. Have you scrubbed that down, and can you attribute it to any industry or specific -- you know, I'm kind of getting at the energy angle, but maybe it's something else? Is there any kind of common theme between the groups that canceled on you?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

No, not really. I mean, as I said, it was episodic. The two that -- literally, there was a company that got sold that didn't show up. It was the CEO that was either ill or had a change in circumstances and didn't come that canceled another group. So it was really episodic. We haven't seen any trends, and in Q3 it's mostly related to the Westin St. Francis and the Moscone Center, which we've been talking about for some time.

So when you got citywides down in San Francisco, you're trying to fill it in with transient, and we think we'll be able to do that. That's a very strong market. We just don't get the group spend. When that happens then you see our Total RevPAR not have the same leverage that it would have if the group business was strong. So that's mostly the story.

Diane Morefield - Strategic Hotels & Resorts, Inc. – EVP/CFO

Yes, and the mix and nature of our top groups are still very consistent with the health care/pharmaceutical, financial services, technology. We're not really seeing any change in those trends.

Chris Woronka - Deutsche Bank - Analyst

Okay, thanks, that's helpful. And just to clarify, for the groups that canceled on you, are there any fees that are going to be coming in in the second half that are in the guidance or -- ?

Diane Morefield - Strategic Hotels & Resorts, Inc. – EVP/CFO

Some of them rebooked for a future period, so they really don't pay a cancellation fee as long as they rebook, so nothing material that's going to come through in the second half.

Chris Woronka - Deutsche Bank - Analyst

Okay, great. And then just finally on some of your markets with more international visitation -- San Francisco, Miami, New York, maybe a little bit of Chicago. Are you seeing anything there as you look out? Or have you seen anything in the second quarter regarding, I guess, transient international inbound demand?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

No, we're watching it pretty carefully. We don't think it's been an issue. We had some thought that Canada had been an issue in one asset, but it just hasn't been -- that was in Scottsdale -- but it really hasn't been material to us at this point in time. We watch it carefully, especially in New York and San Francisco, Miami, but Miami's markets haven't been European-focused. So it hasn't affected that, and Miami has actually performed wonderfully well. So far so good.

Operator

Your next question comes from the line of Lukas Hartwich, Greenstreet Advisors.

Lukas Hartwich - Greenstreet Advisors - Analyst

I just have a couple of quick ones. Thanks for the color, by the way, on 2016 group pace. I think that's really helpful. What percentage of your group business for 2016 is on the books at this point?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

About 50%.

Lukas Hartwich - Greenstreet Advisors - Analyst

50%, okay. And then some of your peers have commented on some weakness in LA recently this past quarter, and I know that the Loews there was going through some renovation. So I'm just curious, was the weakness you saw in that market, is it related more to renovations in your case, or did you also see that weakness in LA?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Ours was almost totally the pool renovation because that's in the middle of the hotel. It was loud, and it was part of the garage below, there was all kinds of disruption. And then, as we said in the formal remarks, that Trip Advisor was for a while talking about the noise. So we're pretty sure that that's the case and, in fact, the asset’s come back in both June and July. So we think we're past it, and it's been reasonably strong. So I think it was almost totally related to the renovation.

Operator

Your next question comes from the line of Bill Crow, Raymond James.

Bill Crow - Raymond James - Analyst

I'm curious whether KSL has a lockup period on the shares or whether there's a restriction on them selling for -- either a formal restriction or maybe a more implied -- or implicit restriction?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

No, there's no restriction, Bill. There's a registration process, so we're in the middle of doing that. So as we get through that, there is -- but there's no implicit or explicit lockup.

Operator

Your next question comes from the line of Rich Hightower, Evercore ISI.

Rich Hightower - Evercore ISI - Analyst

A quick one -- just trying to unpack the margin guidance a little bit, and I appreciate Diane's comments kind of telling us what the moving parts were. But it appears that most of what changed wouldn't affect margins, per se, unless I'm mistaken.

So I'm just wondering, with RevPAR coming down 100 BPS, that the midpoint and even more than that at the high end, what gives you confidence that you can maintain the margin expansion guidance in the release?

Diane Morefield - Strategic Hotels & Resorts, Inc. – EVP/CFO

Again, we do our forecast bottom-up by hotel and, seriously, it's a result of we continue to maintain cost creep. And so the 125 to 175 basis points for the full year we're very confident in. It really is cost management.

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Yes, the asset management teams, where they've seen softness have really focused on labor and making sure that we're staffing it appropriately. They're very good at that, and so we're pretty confident that we can maintain those margins.

Rich Hightower - Evercore ISI - Analyst

Okay, that's helpful. And then one quick one, Rip, just curious if you can give us a preview on potential renewal of your employment contract?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

I am fully engaged in running the Company and having a good time and as we successfully execute the business plan, and I'm in regular discussions with the Board, and the one thing I can assure you is that the future transition in the CEO role will be very smooth when we get there.

Operator

This does conclude the question-and-answer session of today's program. I'd like to hand the program back to Rip for final remarks.

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Thank you all for joining us. It was a very productive quarter, and we look forward to talk to you after the third quarter. Thanks.

Diane Morefield - Strategic Hotels & Resorts, Inc. – EVP/CFO

Thank you.

Operator

Thank you, ladies and gentlemen, for your participation in today's conference. This does conclude the program. You may now disconnect. Good day.